                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only
[X]  Definitive Proxy Statement                 (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          GENELABS TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules
       14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
            -------------------------------------------------------

       (2) Aggregate number of securities to which transaction
       applies:
            -------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state
           how it was determined):
            -------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
            -------------------------------------------------------

       (5) Total fee paid:
            -------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
            -------------------------------------------------------

       (2) Form, Schedule or Registration Statement No.:
            -------------------------------------------------------

       (3) Filing Party:
            -------------------------------------------------------

       (4) Date Filed:
            -------------------------------------------------------

April 29, 1999

To Our Shareholders:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Genelabs Technologies, Inc. The meeting will be held at the Company's offices at 505 Penobscot Drive, Redwood City, California, on Wednesday, June 16, 1999, at 10:00 a.m. local time.

     At the meeting, you will be asked to elect members to the Board of Directors and approve amendments to the Stock Option Plan and the Employee Stock Purchase Plan. These matters are described in detail in the following Notice of Annual Meeting of Shareholders and Proxy Statement.

     I would like to thank you for your support as a Genelabs Technologies, Inc. shareholder and urge you to please complete, date, sign and return the enclosed proxy as soon as possible. We look forward to seeing you at the meeting.

                                          Sincerely,
                                         LOGO
                                          Irene A. Chow, Ph.D.
                                          Chairman of the Board

                          GENELABS TECHNOLOGIES, INC.
                              505 PENOBSCOT DRIVE
                         REDWOOD CITY, CALIFORNIA 94063

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

 DATE:  WEDNESDAY, JUNE 16, 1999
 TIME:  10:00 A.M.
PLACE:  505 PENOBSCOT DRIVE, REDWOOD CITY, CALIFORNIA

MATTERS TO BE VOTED UPON:

     1. To elect the following nine directors of the Company, each to serve until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal:

Irene A. Chow         Frank L. Douglas  Alan Y. Kwan
J. Richard Crout      Arthur Gray, Jr.  James A.D. Smith
Thomas E. Dewey, Jr.  H.H. Haight       Nina K. Wang

     2. To approve (i) an amendment to the 1995 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares and (ii) an amendment to change the number of shares each optionee may be granted under the 1995 Stock Option Plan, for purposes of Section 162(m) of the Internal Revenue Code.

     3. To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares.

     4. To transact other business that may properly come before the Annual Meeting.

     Shareholders who are holders of record of the Common Stock and of the Preferred Stock at the close of business on April 19, 1999 will be entitled to vote at this Annual Meeting.

                                          By Order of the Board of Directors
                                          LOGO
                                          James A.D. Smith
                                          President

Redwood City, California
April 29, 1999

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          GENELABS TECHNOLOGIES, INC.
                              505 PENOBSCOT DRIVE
                         REDWOOD CITY, CALIFORNIA 94603
                            ------------------------

                      1999 ANNUAL MEETING OF SHAREHOLDERS
                                PROXY STATEMENT
                            ------------------------

DATE, TIME AND PLACE OF MEETING

     The Board of Directors (the "Board") of Genelabs Technologies, Inc. (the "Company" or "Genelabs") is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held at Genelabs' principal office located at 505 Penobscot Drive, Redwood City, California 94063, on June 16, 1999 at 10:00 a.m. local time (the "Meeting"). This Proxy Statement and the accompanying proxy card were first mailed to shareholders on or about April 29, 1999.

RECORD DATE, OUTSTANDING SHARES AND QUORUM

     Only holders of record of the Company's Common Stock and Series A Convertible Preferred Stock ("Preferred Stock") at the close of business on April 19, 1999 (the "Record Date") will be entitled to vote at the Meeting. At the close of business on March 31, 1999, the Company had 39,785,042 shares of Common Stock outstanding and 44,785,042 shares of Common Stock and Preferred Stock on an as-converted basis entitled to vote. A majority of the shares entitled to vote on the Record Date will constitute a quorum for the transaction of business.

VOTING RIGHTS AND SOLICITATION OF PROXIES

     Holders of the Company's Common Stock are entitled to one vote for each share held as of the above Record Date, except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected. The shareholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors' nominees the votes represented by proxies in the proxy holder's sole discretion.

     Holders of the Company's Preferred Stock are entitled to one vote for each share of Common Stock into which such Preferred Stock could be converted, in accordance with a pre-determined formula. Under this formula, the holders of the Preferred Stock are entitled to vote an aggregate of 5,000,000 shares at the Meeting.

     In the election of directors, the nominees receiving the highest number of affirmative votes will be elected as directors. All votes will be tabulated by the Inspector of Elections appointed for the Meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal. Abstentions will be counted towards a quorum. Broker non-votes will be counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

     The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock and Preferred Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and Preferred Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

REVOCABILITY OF PROXIES

     Any person signing a proxy card accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting or by attendance at the Meeting and voting in person.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     At the Meeting, shareholders will elect the Company's Board of Directors (the "Board") to hold office until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. Nine persons have been nominated for election at the Meeting to the nine positions approved by the Board pursuant to the Company's By-laws. Shares represented by the accompanying proxy will be voted for the election of the nine nominees unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the Board may determine. The Company is not aware of any nominee who will be unable to, or for good cause will not, serve as a director.

DIRECTORS/NOMINEES

     The names of the nominees and certain information about them are set forth below:

                                                                                       DIRECTOR
           NAME OF NOMINEE             AGE            PRINCIPAL OCCUPATION              SINCE
           ---------------             ---            --------------------             --------
Irene A. Chow, Ph.D..................  60     Chairman of the Board, Genelabs            1993
                                              Technologies, Inc.
J. Richard Crout, M.D.(1)............  69     President, Crout Consulting                1999
Thomas E. Dewey, Jr.(2)..............  66     Partner, McFarland Dewey & Co., LLC        1999
Frank L. Douglas, M.D., Ph.D.(1).....  55     Executive Vice President, Drug             1997
                                              Innovation and Approval, Hoechst
                                              Marion Roussel AG
Arthur Gray, Jr.(2)..................  76     Managing Director, Cowen Investment        1991
                                              Counselors
H.H. Haight(2).......................  65     President and CEO, Argo Global             1989
                                              Capital, Inc.
Alan Y. Kwan(1)......................  53     Attorney, Private Practice                 1999
James A.D. Smith.....................  40     President, Genelabs Technologies,            --
                                              Inc.
Nina K. Wang(2)......................  61     Chairlady, Chinachem Group                 1997

---------------
(1) Member of the Human Resources Committee.

(2) Member of the Finance and Audit Committee.

     Each of the directors listed above, with the exception of Dr. Crout, Mr. Dewey, Mr. Kwan and Mr. Smith was elected to be a director at the Company's Annual Meeting of Shareholders held on May 21, 1998. Dr. Crout, Mr. Dewey, Jr. and Mr. Kwan were appointed to the Board on January 25, 1999 and Mr. Smith was nominated for election at the Meeting on April 27, 1999.

     Irene A. Chow has been Chairman of the Board of Directors of Genelabs since April 1, 1999. From July 1995 through March 1999, Dr. Chow was President and Chief Executive Officer of Genelabs. Dr. Chow joined Genelabs in 1993 as President of the Biopharmaceutical Division, when she also became a director. In addition to her duties at the Company, Dr. Chow also chairs the Board of Directors of the Company's Taiwan-based affiliate, Genelabs Biotechnology Co. Ltd. From 1975 to 1993, Dr. Chow held several positions at Ciba-Geigy Corporation, USA, a pharmaceutical company, most recently as Senior Vice President of Drug Development for the pharmaceuticals division. She holds a B.A. degree in Literature from National Taiwan University, and both an M.A. and a Ph.D. in Biostatistics from the University of California, Berkeley.

     J. Richard Crout has been a director of Genelabs since January 1999. Dr. Crout is a pharmaceutical industry consultant, providing regulatory and drug development advice to pharmaceutical and biotechnology companies. Prior to forming Crout Consulting in 1994, Dr. Crout served as Vice President, Medical and Scientific Affairs of Boehringer Mannheim Pharmaceuticals Corporation. Dr. Crout has also headed the Office of Medical Applications of Research at the National Institutes of Health and served as Director of the

Bureau of Drugs (now the Center for Drug Evaluation and Research) at the Food and Drug Administration. Dr. Crout is currently a member of the Board of Directors of GelTex Pharmaceuticals, Inc. and Trimeris, Inc.

     Thomas E. Dewey, Jr. has been a director of Genelabs since January 1999. He is a senior investment banker and financial adviser with McFarland Dewey & Co., LLC, an investment banking firm in New York City concentrating in health care. Prior to founding his first firm in 1976, Mr. Dewey was General Partner of the international investment banking firm Kuhn, Loeb & Co. Mr. Dewey is currently a senior trustee of Lenox Hill Hospital, where he was Chairman for a 10-year term, and a director of Northwest Natural Gas Company.

     Frank L. Douglas has been a director of Genelabs since 1997. He is Executive Vice President, Drug Innovation and Approval of Hoechst Marion Roussel AG and a member of its Board of Directors. Dr. Douglas was Executive Vice President, Research and Development, at Marion Merrell Dow, Inc., prior to its merger with Hoescht Roussel in 1995. Previously, he spent seven years at Ciba-Geigy Pharmaceutical Corp., most recently as Senior Vice President and Director of Research, and Vice President and Partner of the Biocine Company, a joint venture between Ciba-Geigy and Chiron Corporation. Dr. Douglas has held professorial appointments at the University of Chicago, Robert Wood Johnson Medical School and University of Kansas. Dr. Douglas received his Ph.D. in Physical Chemistry from Cornell University, Ithaca, and his M.D. from Cornell University Medical College, New York City.

     Arthur Gray, Jr. has been a director of Genelabs since March 1991. He has been a Managing Director of Cowen Investment Counselors, a division of Cowen & Co., since July 1993. Prior to joining Cowen, he was President and Chief Executive Officer of Dreyfus Personal Management, Inc., a subsidiary of the Dreyfus Corporation, from January 1984 to June 1993. He is also a director of Seventh Generation, an environmental product catalog company.

     H.H. Haight has been a director of Genelabs since May 1989. Mr. Haight is President and CEO of Argo Global Capital, Inc., where he specializes in high-technology industries. Prior to joining Argo in 1998, Mr. Haight was a Managing Director of Advent International Corporation, an advisor and manager of international venture capital funds, where he was closely involved in Advent's Far East activities and responsible for Advent's Far East Group from 1985 through 1998. Mr. Haight holds a B.S. in Forestry from the University of California, Berkeley and an M.B.A. from Harvard University.

     Alan Y. Kwan has been a director of Genelabs since January 1999. Mr. Kwan is an attorney based in Houston, Texas, maintaining a general legal practice with an emphasis in business transactions and asset management. Previously, for more than 20 years Mr. Kwan was active in real estate development and general management for several Hong Kong-based international companies including the Chinachem Group, Swire Properties, Ltd. and Tai Cheung Properties, Ltd. Mr. Kwan was also a director of the Hong Kong operation of China International Trust & Investment Corp.

     James A. D. Smith has been President of Genelabs Technologies, Inc. since April 1, 1999. Previously he was Genelabs' Chief Operating Officer beginning in October 1996. From June 1995 through September 1996 he was Vice President, Marketing and Business Development, and from January 1994 through June 1995 he was Director of Marketing. Prior to joining Genelabs in early 1994, Mr. Smith served for more than ten years in various marketing and business development positions with ICN Pharmaceuticals, most recently as Director of Worldwide Business Development. Mr. Smith has a B.S. in Molecular and Cellular Biology from the University of California, San Diego.

     Nina K. Wang has been a director of Genelabs since February 1997. Mrs. Wang is the Chairlady of the Chinachem Group, one of Hong Kong's largest private real estate developers. She is currently a Director of FPB Bank Holding Company Limited in Hong Kong; Yangming Marine Transport Corporation in Taiwan; Chelsfield PLC in the United Kingdom, and the University of International Business and Economics and the Foreign Affairs College in China. Mrs. Wang created the Ruxin Agricultural Award to recognize technological advancements and achievements in agriculture in China; is the Honorary President of the Chinese Red Cross Foundation; and is Special Advisor to the World Federation of United Nations Associations. Mrs. Wang is a John Harvard Fellow of Harvard University and is a Professor at both Peking University and The Foreign Affairs College.

                        THE BOARD RECOMMENDS A VOTE FOR
                    THE ELECTION OF ALL DIRECTORS NOMINATED.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board met 3 times during 1998. All directors attended at least 75% of the meetings of the Board and of the committees on which they served, except for Dr. Douglas, who attended less than 75% of the meetings.

     The standing committees of the Board are the Finance and Audit Committee and the Human Resources Committee. The Board does not have a nominating committee or a committee performing similar functions.

     In 1998, Mr. Gray, Mr. Haight and Mrs. Wang were the members of the Finance and Audit Committee which met 3 times during 1998. Beginning with the April 27, 1999 Board meeting, Mr. Dewey also began serving on the Finance and Audit Committee. The Finance and Audit Committee reviews the Company's accounting practices, internal control systems, cash investment policy and Securities and Exchange Commission ("SEC") filings, and meets with the Company's outside auditors concerning the scope and terms of their engagement and the results of their audits. In addition, the Finance and Audit Committee is responsible for reviewing significant finance transactions.

     In 1998, Dr. Douglas and Dr. Engleman were the members of the Company's Human Resources Committee which met 3 times during 1998. Beginning with the April 27, 1999 Board meeting, Dr. Crout and Mr. Kwan also began serving on the Human Resources Committee. The Human Resources Committee is primarily responsible for reviewing compensation paid to officers of the Company and for administering the Company's stock option and employee benefit plans.

COMPENSATION OF DIRECTORS

     Each director of the Company who is neither an employee nor consultant is eligible to receive $1,000 per Board meeting attended. In addition, directors are reimbursed for actual business expenses incurred in attending each Board meeting. Each non-employee director, upon his or her first election to the Board, is granted an option to purchase 20,000 shares of the Company's common stock at an exercise price equal to the fair market value of the common stock on the date of grant. At the Company's Annual Meeting of Shareholders following the second anniversary of his or her election to the Board, and at each subsequent Annual Meeting of Shareholders, each non-employee director is granted an additional option to purchase 10,000 shares. Directors who are also employees of the Company are granted options under the 1995 Stock Option Plan in accordance with Genelabs' general compensation policy.

       PROPOSAL NO. 2 -- APPROVAL OF AMENDMENTS TO THE STOCK OPTION PLAN

     The Company's 1995 Stock Option Plan (the "Stock Option Plan") was adopted by the Board in April 1995 and approved by the Company's shareholders in May 1995, replacing a previous stock option plan that expired. Genelabs offers this stock option plan to provide equity incentives for employees, officers, directors, and, in some cases, independent contractors of the Company. To date, shareholders have approved a total of 6,000,000 shares for issuance under the two stock option plans, the status of which is as follows:

Stock options currently outstanding.......................  3,524,390
Stock options exercised...................................  2,308,927
Stock options available for grant.........................    166,683
                                                            ---------
          Total options approved..........................  6,000,000
                                                            =========

     The stock options approved consist of 4,912,889 shares under the Stock Option Plan and 1,087,111 shares under the stock option plan that expired in 1995.

     In January 1999, the Board adopted an amendment to the Stock Option Plan to increase the number of shares reserved for issuance thereunder by an additional 2,000,000 shares to a total of 6,912,889 shares. The Board believes that the grant of equity based awards, such as stock options, is a highly effective way to align the interests of management and employees with those of Genelabs' shareholders and provides a cost-effective means of recognizing employee contributions to the success of the Company. The Board believes that increasing the number of shares of common stock available for this purpose will be important to the future success of the Company by allowing it to remain competitive in attracting and retaining highly qualified personnel. In addition, although the purpose of the plan is to attract and retain highly qualified and motivated personnel, the Company has also received $4.3 million from exercises of stock options under this plan and its predecessor plan. The options granted and available for grant are commonly called a Company's "overhang," and for Genelabs this represents 9.3% of the currently outstanding shares, which Genelabs believes is much lower than other companies in its biotechnology peer group. As of March 31, 1999, 166,683 shares of Common Stock remained available for future grants under the Stock Option Plan and there were options to purchase a total of 3,524,390 shares of Common Stock outstanding under the Company's stock option plans.

     At the Annual Meeting, the shareholders are being requested to approve:

      (i) the increase in number of shares reserved for issuance under the Stock Option Plan by 2,000,000 shares

     (ii) the amendment to change the number of maximum shares each optionee may be granted under the Stock Option Plan from 800,000 during the term of the Stock Option Plan to 500,000 shares during any single calendar year.

     Below is a summary of the principal provisions of the Stock Option Plan, assuming approval of the above amendment.

     Shares Subject to the Stock Option Plan. The stock reserved for issuance under the Stock Option Plan represents shares of the Company's authorized but unissued Common Stock. The aggregate number of shares that may be issued under the Stock Option Plan may not exceed 6,912,889. If any portion of an outstanding option under the Stock Option Plan expires or is terminated, the unexercised shares of common stock attributable to that option are available for future option grant under the Stock Option Plan.

     Eligibility. Options may be granted to employees, officers, directors, independent contractors, consultants and advisors of the Company or any parent, subsidiary or affiliate of the Company (as such terms are defined in the Stock Option Plan) as the Human Resources Committee may determine (including directors who are also employees or consultants). The annual maximum number of shares that can be granted to a single participant under the Stock Option Plan is 500,000 shares.

     Administration. The Stock Option Plan is administered by the Human Resources Committee appointed by the Board (the "Committee"), currently consisting of J. Richard Crout, Frank L. Douglas and Alan Y. Kwan. The interpretation by the Committee of any provision of the Stock Option Plan or of any option granted under it is final and binding on all the participants.

     Terms of Options. Subject to the terms of the Stock Option Plan, the Committee determines the number of shares for which each option will be granted, the exercise price of the option (but not less than fair market value), the periods during which the option may be exercised and other terms and conditions. Each option is evidenced by an option grant in a form as approved by the Committee and is subject to the following conditions:

     NUMBER OF SHARES: Each option states the number of shares to which it pertains.

     OPTION PRICE: The option exercise price generally may not be less than 100% of the fair market value of the Company's common stock. The exercise price of any incentive stock option ("ISO") granted to a holder of greater than 10% of the total combined voting shares of the Company may not be less than 110% of the fair market value of the shares of Common Stock on the date of the grant.

     FORM OF PAYMENT: The option exercise price is typically payable in cash or by check. In addition, the option exercise price may also be payable in shares of fully paid Genelabs common stock that have been owned for more than six months, by promissory note, by waiver of compensation due, through a "same day sale," a "margin commitment" or by any combination of the foregoing that the Committee may authorize.

     TERM OF OPTIONS AND VESTING: Under the Stock Option Plan, options are permitted to be exercisable for up to ten years, except that an ISO granted to a 10% shareholder can only be exercisable for five years. To date, options granted under the Stock Option Plan generally become 25% vested on the first anniversary of the grant, with 1/48 of each grant vesting each subsequent month for the next three years.

     LIMITATIONS ON ISOS: An individual will not be eligible to receive an ISO unless such individual is an employee of the Company or of a parent or subsidiary of the Company.

     TERMINATION OF EMPLOYMENT: If an option holder ceases to be employed by the Company, the option holder typically has three months (or twelve months in the case of the employee's death or disability) to exercise any options exercisable on the date his or her employment ends.

     MERGERS, CONSOLIDATIONS AND RECAPITALIZATIONS: The number of shares subject to any option will be adjusted in the event of a stock dividend, stock split, reverse stock split or similar change relating to the Company's Common Stock. In the event of a dissolution or certain types of acquisitions of the Company, if the options are not assumed or substituted by a successor corporation, they will accelerate and become exercisable in full prior to their termination.

     DIRECTOR STOCK OPTIONS: For non-employee directors, the Stock Option Plan provides for the automatic grant of a nonqualified stock option ("NSO") to purchase 20,000 shares of the Company's common stock upon the non-employee director's first election to the Board. At Genelabs' Annual Meeting following the second anniversary of each non-employee director's election to the Board, and at each subsequent Annual Meeting, the non-employee directors are each granted an additional option to purchase 10,000 shares. The options granted to non-employee directors are granted at fair market value and vest in two equal annual installments. The term of options granted to non-employee directors prior to February 1999 was five years, in February 1999 the Board amended the Stock Option Plan to extend the term to ten years.

     Amendment of the Stock Option Plan. The Board, to the extent permitted by law, and with respect to any shares at the time not subject to options, may suspend or discontinue the Stock Option Plan or revise or amend the Stock Option Plan in any respect whatsoever; provided that the Board may not, without the approval of the shareholders, amend the Stock Option Plan in a manner that requires shareholder approval pursuant to the Internal Revenue Code or the regulations thereunder or, if applicable, pursuant to Rule 16b-3 promulgated under the Exchange Act.

     Term of the Stock Option Plan. Options may be granted pursuant to the Stock Option Plan from time to time until April 14, 2005, which is ten years after the date the Stock Option Plan was originally adopted by the Board.

     Federal Income Tax Information -- Incentive Stock Options. An option holder does not recognize income upon the grant of an ISO and generally incurs no tax on its exercise, unless the option holder is subject to the alternative minimum tax. If the option holder retains the stock acquired upon exercise of an ISO for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the option holder generally will realize long-term capital gain or loss upon disposition of the shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the shares. If the option holder disposes of the shares prior to the above described term, then gain realized upon such disposition will generally be treated as ordinary income.

     Federal Income Tax Information -- Nonqualified Stock Options. An option holder does not recognize any taxable income at the time an NSO is granted. However, upon exercise of an NSO, the option holder must include as taxable income the difference between the fair market value of the shares on the date of exercise and the amount paid for that stock. The included amount must be treated as ordinary income and may be subject to income tax withholding by the Company. Upon subsequent sale of the shares by the option holder, any later appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

     Tax Treatment of the Company. The Company is entitled to a deduction upon the exercise of an NSO by a domestic option holder equivalent to ordinary income recognized by the option holder. The Company is entitled to a deduction in connection with the disposition of ISO shares only to the extent that the option holder recognizes ordinary income on a disqualifying disposition of the ISO Shares.

     It is not possible at this time to determine the future options that will be granted under the Stock Option Plan if it is approved by the shareholders. Genelabs has not granted any options under the Stock Option Plan that are contingent upon approval of this amendment.

     The Stock Option Plan is being submitted for shareholder approval pursuant to the requirements of Sections 422 and 162(m) of the Internal Revenue Code.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                  OF THE AMENDMENTS TO THE STOCK OPTION PLAN.

                    PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT
                      TO THE EMPLOYEE STOCK PURCHASE PLAN

     The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") was originally adopted by the Board and approved by shareholders in April 1991. Genelabs offers this Stock Purchase Plan to provide eligible employees an opportunity to acquire an ownership interest in Genelabs through payroll deductions. The Stock Purchase Plan is intended to operate in compliance with
Section 423 of the Internal Revenue Code.

     The Board of Directors amended the Stock Purchase Plan in February 1999 to increase the number of shares of the Company's common stock reserved for issuance under the Plan by an additional 500,000 shares, subject to shareholder approval at the Meeting. The Board believes it is in the best interests of the Company to continue a program of stock ownership for Genelabs' employees. The Board also believes that the Stock Purchase Plan provides a meaningful opportunity for employees to purchase substantial ownership interests in Genelabs and encourages alignment of the employees' interests with those of other shareholders. In addition, although the purpose of the plan is to provide employees with the opportunity to acquire ownership interests in Genelabs, the Company has received over $1.7 million from the purchase of stock under this plan. Shareholders have approved the issuance of 1,000,000 shares of common stock under the Stock Purchase Plan; 662,055 shares have been issued and 337,945 shares currently remain available for future issuance under this plan. Based on the Stock Purchase Plan purchases in 1998, the Board estimates that the current shares remaining available for issuance under the Stock Purchase Plan will last for approximately another two years. However, the Board approved an additional 500,000 shares for issuance under this plan in order to avoid non-cash accounting charges that may result if number of shares remaining available for issuance drops below two year's projected purchases.

     Following is a summary of the principal provisions of the Plan, assuming approval of the above amendment.

     Eligibility. Employees who are employed on the fifteenth day of the month before the beginning of an Offering Period and are customarily employed at least 20 hours per week and five months in a calendar year are eligible to participate in the Plan. However, no employee can participate in the Stock Purchase Plan if they own or have rights to own 5% or more of the total combined voting power or value of Genelabs' stock. All of the Company's approximately 91 employees are currently eligible to participate in the Stock Purchase Plan.

     Offering Periods. The offering periods of the Plan (the "Offering Periods") are up to 24 months long and consist of up to four six-month purchase periods (individually, a "Purchase Period") during which payroll deductions of the participants are accumulated. Offering Periods begin on January 2 and July 2 of each year and end on July 1 and January 1 of each year. The first business day of each Offering Period is referred to as the "Offering Date" and the last business day of each Offering Period is referred to as the "Purchase Date." If the stock price on the Purchase Date is lower than the price on the current Offering Date(s), the current Offering Periods terminate and a new Offering Period begins on the next scheduled Offering Date. The Board can change the duration of Offering Periods or Purchase Periods if the change is announced at least 15 days prior to the beginning of the affected Offering or Purchase Period.

     Administration. The Plan is administered by the Human Resources Committee, and this committee handles all questions of interpretation or application of the Plan.

     Payroll Deductions. The purchase price of the shares is accumulated by regular payroll deductions made during the Purchase Periods. Deductions from participant's payroll checks are made in one percent increments from two percent to ten percent of gross compensation, up to a maximum of $25,000 per year. Participants can lower but not raise the rate of payroll deductions during each Purchase Period, but can increase or decrease the payroll deductions for subsequent Purchase Periods. If the Company's stock price has dropped more than 50% from the Offering Date to the Purchase Date, purchases for that period are limited to twice the number of shares the Participant could have purchased based on the Offering Date price.

     Purchase of Stock. The purchase price for each Offering Period is 85% of the lesser of the fair market value on the Offering Date or the Purchase Date. The Stock Purchase Plan defines the term "fair market value" as the closing price from the previous day's trading as reported on The NASDAQ National Market.

The number of whole shares that a participant will be able to purchase in any Purchase Period is the total amount of payroll deductions divided by the purchase price per share.

     Withdrawal. Participants can withdraw from Purchase Periods any time prior to 15 days before the end of the Purchase Period. Accumulated payroll deductions will be returned without interest, and the Participant's interest in the Stock Purchase Plan terminates. Termination of a participant's employment immediately terminates participation in the Stock Purchase Plan, and payroll deductions credited to the participant's account are returned without interest.

     Term of the Plan. Shares of Common Stock may be sold under the Stock Purchase Plan until the earlier of termination by the Board, issuance of all of the shares reserved for issuance under the Stock Purchase Plan, or until April 24, 2001, which is ten years after the date the Stock Purchase Plan was adopted by the Board.

     Federal Income Tax Information -- Tax Treatment of the
Participant. Participating employees do not recognize income for federal income tax purposes either upon enrollment in the Plan or upon the purchase of shares. All tax consequences are deferred until a participating employee sells the shares, disposes of the shares by gift, or dies.

     If a participant holds the purchased shares for more than one year after the Purchase Date and for more than two years from the beginning of the Offering Period, the participant realizes ordinary income on a sale (or a disposition by way of gift or upon death) at either the discount at the beginning of the Offering Period or the actual gain, whichever is lower. Any additional gain upon the sale of shares is treated as long-term capital gain.

     If the shares are sold or otherwise disposed of within either the one-year or the two-year holding periods described above (called a "disqualifying disposition"), the participant realizes ordinary income at the time of the disqualifying disposition in the amount the fair market value of the shares at the date of purchase was greater than the purchase price. This amount is taxed as ordinary income in the year of the disqualifying disposition, even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss.

     Tax Treatment of the Company. The Company receives tax deductions upon the disposition of shares acquired under the Plan only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the shares.

     It is not possible at this time to determine the future options that will be granted under the Stock Purchase Plan. Genelabs has not granted any options under the Stock Purchase Plan that are contingent upon approval of this amendment.

     The Stock Purchase Plan is being submitted for shareholder approval pursuant to Section 423 of the Internal Revenue Code.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
                  OF THE AMENDMENT TO THE STOCK PURCHASE PLAN.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 31, 1999, with respect to the beneficial ownership of each class of the Company's voting securities held by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of either class of the Company's voting securities, (ii) each director and nominee, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group.

               AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED(1)

                                                                               TOTAL
                                                 NUMBER OF                     SHARES       PERCENT OF
TITLE OF                                          SHARES       RIGHT TO     BENEFICIALLY    OUTSTANDING
CLASS(2)                   NAME                    OWNED      ACQUIRE(3)       OWNED          SHARES
--------                   ----                  ---------    ----------    ------------    -----------
Common     Veron International Limited(4)......  5,391,633           --      5,391,633         13.6%
Common     SMALLCAP World Fund, Inc.(5)........  2,085,000           --      2,085,000          5.2%
Common     Edgar G. Engleman(6)................    765,401       67,916        833,317          2.1%
Common     Irene A. Chow.......................     23,602      566,436        590,038          1.5%
Common     Cynthia A. Edwards..................     22,960      158,969        181,929            *
Common     James A.D. Smith....................     14,148      113,272        127,420            *
Common     Arthur Gray, Jr. ...................     50,000       35,000         85,000            *
Common     H. H. Haight........................     20,162       35,000         55,162            *
Common     Debra C. Bannister..................     11,269       37,670         48,939            *
Common     Marc J. Gurwith.....................      9,605       27,500         37,105            *
Common     Nina K. Wang........................         --       20,000         20,000            *
Common     Frank L. Douglas....................         --       10,000         10,000            *
Common     Alan Y. Kwan........................      4,500           --          4,500            *
Common     J. Richard Crout....................         --           --             --            *
Common     Thomas E. Dewey, Jr. ...............         --           --             --            *
Common     All directors and executive officers
           as a group (17 persons)(7)..........    967,794    1,158,919      2,126,713          5.2%
Preferred... Chiron Corporation(8)...............     5,000          --          5,000         50.0%
Preferred... Johnson & Johnson Development
           Corp.(9)............................      5,000           --          5,000         50.0%

---------------
 *  Represents beneficial ownership of less than 1%

(1) This table is based on information supplied by executive officers, directors and principal shareholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 39,785,042 shares of Common Stock and 10,000 shares of Preferred Stock outstanding on March 31, 1999, adjusted as required by rules promulgated by the SEC.

(2) The Company has two classes of voting securities, Common Stock and Series A Convertible Preferred Stock. The two holders of the Company's Series A Convertible Preferred Stock are entitled to one vote for each share of Common Stock into which their Convertible Preferred Stock could be converted, in accordance with a pre-determined formula. Under this formula, each holder is entitled to vote 2,500,000 shares at this year's Annual Meeting.

(3) Represents shares that can be acquired through stock option exercises through May 30, 1999.

(4) The address of Veron International Limited ("Veron") is Top Floor Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong. Veron is an investment holding company whose principal shareholder is Mrs. Nina K. Wang, a director of the Company.

(5) The address of SMALLCAP World Fund, Inc. is 333 South Hope Street, 52nd Floor, Los Angeles, California 90071.

(6) Dr. Engleman is a current director who is not standing for reelection to the Board. Shares owned represent 715,485 shares held of record by the Engleman Family Trust, 49,916 shares held of record by Dr. Engleman's minor child.

(7) Includes holdings of the above listed officers and directors and four other executive officers of the Company. This amount does not include shares held by Veron International, Ltd., an investment holding company whose principal shareholder is Mrs. Nina K. Wang, a director of the Company.

(8) The address of Chiron Corporation is 4560 Horton Street, Emeryville, California 94608-2916.

(9) The address of Johnson & Johnson Development Corporation is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933-7002.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                                      AWARDS
                                         ANNUAL COMPENSATION                 ------------------------
-----------------------------------------------------------------------------------------------------
                                                                                           SECURITIES
                                                             OTHER ANNUAL    RESTRICTED    UNDERLYING
    NAME AND PRINCIPAL                                       COMPENSATION      STOCK        OPTIONS
         POSITION           YEAR    SALARY($)    BONUS($)       ($)(1)          ($)           (#)
    ------------------      ----    ---------    --------    ------------    ----------    ----------
Irene A. Chow.............  1998      293,583(2)  97,055        110,479             --       40,000
  President and Chief       1997      276,500(2)  92,435         79,667             --      100,000
  Executive Officer         1996      259,167(2) 114,000         41,666             --       60,000
James A.D. Smith..........  1998      195,833     45,100         35,191             --       12,000
  Chief Operating           1997      184,250     39,775         21,934             --       22,600
  Officer                   1996      141,000     41,800          8,000             --       79,000
Marc J. Gurwith...........  1998      187,750     35,720         21,836(3)          --        4,000
  Vice President,           1997       69,375     15,108             --             --       60,000
  Drug Development and
  Chief Medical Officer
Cynthia A. Edwards........  1998      173,083     30,960         28,541             --       32,000
  Chief Scientific          1997      158,933     31,360         18,087             --       36,400
  Officer                   1996      145,767     28,262          8,666         44,062(4)    81,000
Debra C. Bannister........  1998      139,250     26,040         14,296             --       10,000
  Vice President, Corp.     1997      130,583     24,366          6,174             --       18,600
  Communications and        1996       82,626     18,522             --             --       38,000
  Investor Relations

---------------
(1) Unless otherwise noted, amounts in this column represent amounts vested in the long-term portion of the Company's Annual and Long-term Incentive Based Compensation Program.

(2) Excludes $89,842, $87,933 and $73,333 in 1998, 1997 and 1996, respectively, paid on behalf of Genelabs' Taiwan-based affiliate, Genelabs Biotechnology Co., Ltd. ("GBL"), for Dr. Chow's services as GBL's Chairman of the Board.

(3) Represents $5,036 vesting in the Annual and Long-term Incentive Based Compensation Program, forgiveness of $14,400 in principal of a loan made to Dr. Gurwith, and forgiveness of $2,400 in interest on the loan.

(4) Represents a grant of 5,000 shares of common stock to Dr. Edwards in 1996, which vested in 1996 and had a fair market value at December 31, 1998 of $13,125.

     The following table sets forth information regarding individual grants of stock options pursuant to the Company's 1995 Stock Option Plan during 1998 to each of the Officers named in the Summary Compensation Table.

                           INDIVIDUAL GRANTS IN 1998

                                   NUMBER OF      PERCENT OF
                                  SECURITIES     TOTAL OPTIONS
                                  UNDERLYING      GRANTED TO     EXERCISE                  GRANT DATE
                                    OPTIONS        EMPLOYEES       PRICE     EXPIRATION   PRESENT VALUE
             NAME                GRANTED(#)(1)      IN 1998      ($/SHARE)      DATE         ($)(2)
             ----                -------------   -------------   ---------   ----------   -------------
Irene A. Chow..................     40,000            6.4         3.4688     02/05/2008      81,860
James A.D. Smith...............     12,000            1.9         3.4688     02/05/2008      24,558
Marc J. Gurwith................      4,000            0.6         3.4688     02/05/2008       8,165
Cynthia A. Edwards.............     12,000            1.9         3.4688     02/05/2008      24,558
                                    20,000            3.2         2.0469     10/02/2008      23,869
Debra C. Bannister.............     10,000            1.6         3.4688     02/05/2008      20,465

---------------
(1) Stock options are awarded with an exercise price equal to the fair market value of the Company's Common Stock on the date of award. Stock options generally become exercisable with respect to 25% of the number of underlying shares on the first anniversary of the date of grant with pro-rata monthly vesting thereafter for the remaining three years, so long as employment with the Company continues. All of the options granted have a 10-year term.

(2) The estimated "grant date present value" of options granted in 1998 is based on a Black-Scholes option pricing model, a model that reflects certain assumptions regarding variable factors such as interest rates and stock price volatility. Stock options have value only as a result of appreciation in the price of the Company's Common Stock. If, at the time of exercise, the price of the Company's Common Stock is the same as or lower than the option exercise price, there will be no gain to the optionee. Because changes in the subjective input assumptions can materially affect the fair value estimate, it is the Company's belief that this model does not necessarily provide a reliable single measure of the fair value of the options granted. For the purposes of establishing the "grant date present value" shown in the table, the model assumed a dividend yield of zero, risk-free interest rate of 5.0%, volatility factor of the expected market price of the Company's Common Stock of .80, and an expected life of the options of one year subsequent to vesting.

     During 1998 there were no stock option exercises by any of the Officers listed in the Summary Compensation Table. The following table sets forth certain information concerning the number and value of unexercised options held by each of these Officers at December 31, 1998.

                        DECEMBER 31, 1998 OPTION VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                OPTIONS AT YEAR-END(#)        OPTIONS AT YEAR-END($)(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Irene A. Chow..............................    532,479         136,426         61,389           4,567
James A.D. Smith...........................     99,586          63,014         23,155               -
Marc J. Gurwith............................     20,000          44,000              -               -
Cynthia A. Edwards.........................    140,720          91,280         13,805          11,630
Debra C. Bannister.........................     28,650          37,950              -               -

---------------
(1) These values are based on the positive spread between the respective exercise price of outstanding stock options and the fair market value of the Company's Common Stock at December 31, 1998 ($2.6250). These amounts may not represent amounts actually realized by the named Officers.

     The following pages contain a report issued by the Human Resources Committee relating to executive compensation for 1998 and a chart titled "Company Stock Price Performance." Shareholders should be aware that under SEC rules, the Human Resources Committee report and the stock price performance chart are not considered filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 unless these sections are specifically referenced.

       REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

     Decisions regarding executive compensation and stock option grants to executives are made by the Human Resources Committee of the Board of Directors (the "Committee") subject to the review and, in certain cases, approval by the Board. The Committee is currently composed of two non-employee directors. Although Dr. Chow attended the meetings of the Committee during 1998, she did not vote on any matters that relate to compensation and was excused from meetings when matters concerning her compensation were discussed.

COMPENSATION POLICY

     The Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company. The primary goal of the Company's compensation policy is to align compensation with the Company's business objectives and performance. The Committee's primary aim is to attract, reward, and retain executive officers and other employees who contribute to the long-term success of the Company. The Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO"), President and other executive officers of the Company and key employees at or about the beginning of each year. The Committee has adopted a total compensation package comprised of base salary, bonus, long-term incentive awards, stock options and stock grant awards.

SALARY AND VARIABLE COMPENSATION

     The base salaries, incentive compensation and stock option grants of the executive officers are determined by the Committee in part by reviewing the Radford Survey and other published surveys for similar positions in the biopharmaceutical industry. These surveys are nationally known for their databases of high technology and biopharmaceutical companies compensation practices. The Radford Survey itself includes over 1,500 high technology companies and 335 biopharmaceutical companies. In addition, custom survey data is also reviewed on a case by case, position by position basis. The compensation of the Company's executive officers is evaluated against comparable positions and competitive market compensation levels to determine base salary, target bonuses and target total cash compensation. The Committee attempts to target total cash compensation at competitive rates and percentiles of the survey companies. Practices of such companies with respect to stock option grants are also reviewed and compared.

     In addition to their base salaries, the Company's executive officers, including the CEO, are each eligible to receive an annual cash bonus under the Incentive Bonus Program ("IBC Program"). The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation principally to corporate and executive performance. Thus, a portion of the cash compensation paid to the Company's executive officers, including the CEO, is in the form of discretionary bonus payments that are paid on an annual basis. Under the IBC Program, cash bonuses are awarded only if an executive officer achieved predetermined individual performance objectives and the Company met certain corporate objectives that were approved by the Committee. Bonus payments are expressly linked to the attainment of goals established for each executive officer, as well as overall corporate goals, and are limited by the target bonus amount established for each executive officer which is a percentage of the officer's base salary.

     In the biopharmaceutical industry, traditional measures of corporate performance, such as earnings per share or return on equity, may not readily apply in evaluating the performance of executives. Because the Company has been engaged primarily in research and development activities, the Company's objectives are based on other financial and strategic measures, such as the progress of the Company's research and development programs, the establishment of cooperative development and marketing relationships with corporate partners, the recruitment of management personnel, and the securing of capital resources sufficient to enable the Company to further research and product development plans. General corporate goals for 1998 included a year-end cash balance target, timely enrollment of a specified number of patients in our second Phase III trial of GL701 for lupus, the hiring of qualified scientists for key research positions, screening of several chemistry libraries for DNA-binding properties and renewing existing collaborations for principal research programs.

     Under the IBC Program, for certain executive management positions there is a long-term compensation element which is in addition to the annual bonus described above. If a person in this category should be eligible for and receive an annual bonus, the amount of the bonus will also be awarded in the long-term portion of the Incentive Program. This long-term element is designed to defer payments to the executive over a three-year period, vesting one third each year. In doing so, the goal of the plan is to encourage the executive to remain with the Company on a long-term basis by committing the payment of additional compensation if employment continues throughout the vesting period.

LONG-TERM EQUITY INCENTIVES

     The Company's equity incentive plans include the 1995 Stock Option Plan, Restricted Stock Plan and Employee Stock Purchase Plan.

     Long-term equity incentives for executive officers are provided through the granting of stock options under the Stock Option Plan. The exercise price of options granted under the Stock Option Plan is equal to the fair market value of the Company's Common Stock on the date of award. These options have value only if the price of the Company's stock increases above the fair market value on the award date and the executive remains an employee for the period required for the shares to vest. These options generally become exercisable with respect to 25% of the number of underlying shares on the first anniversary of the date of grant with pro-rata monthly vesting thereafter for the remaining three years.

     Stock options typically have been granted to executive officers and other employees when they first join the Company, in connection with a significant change in responsibilities and, occasionally, to achieve parity within a peer group. The Committee may, however, grant additional stock options to executives for other reasons. Generally, the number of shares subject to each stock option granted may also be based on anticipated future contribution and ability to impact corporate and/or business unit results, past individual or corporate performance or consistency within the executive's peer group. In making its decisions, the Committee considers these factors, as well as the number of options held by such executive officers as of the date of grant that remained unvested. In the discretion of the Committee, executive officers may also be granted stock options under the Stock Option Plan to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company's Common Stock.

1998 EXECUTIVE COMPENSATION

     For each of the executive officers, base salaries were increased in February based on their previous base salary as well as the surveys noted above and other information available to the Committee. Under the Company's IBC Program, for 1998 performance, the CEO determined that the executive officers individually achieved their objectives in various ranges. Based upon the CEO's recommendations and review of the supporting data for such, the Committee concluded that the executive officers' objectives were met, and the Committee awarded cash bonuses to its executive officers. The Committee awarded bonuses based on the percentage of base salary for which a bonus was available after giving effect to the degree to which the Committee believed each such executive officer realized his or her objectives. In addition, stock options were granted as part of the annual review of performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Dr. Chow's 1998 bonus and salary were set by the Committee with due regard to her industry experience, competitive salary information and current market conditions. As with other executive officers, the amount of Dr. Chow's total compensation was based on the Company's 1998 results and her individual performance with respect to meeting previously established performance objectives. The Committee recommended that a bonus of $97,255 be paid to Dr. Chow based upon the completion of her and the Company's objectives. In particular, the Committee considered the timely enrollment of more than the targeted number of patients in our second Phase III trial of GL701 for lupus, successful hiring of qualified scientists for key research programs, management to budget and attainment of a specified cash level at year end, approval of the DARPA grant, the renewal of Genelabs' collaboration with DuPont and screening of chemistry libraries for identification of DNA-binding molecules.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

     The Company's Stock Option Plan meets the requirements of Section 162(m) of the Internal Revenue Code of 1986. None of the Company's Executive Officers have received cash compensation exceeding the statutory limit under Section 162(m).

                                          HUMAN RESOURCES COMMITTEE

                                          Frank L. Douglas
                                          Edgar G. Engleman

                        COMPANY STOCK PRICE PERFORMANCE

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the five-year period from December 31, 1993 through December 31, 1998 with the cumulative total return on the NASDAQ Stock Market Index (U.S. companies) and the NASDAQ Pharmaceuticals Stock Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the indexes on December 31, 1993, and reinvestment of all dividends).

                                              GENELABS TECHNOLOGIES, INC.      NASDAQ STOCK MARKET       NASDAQ PHARMACEUTICALS
                                              ---------------------------      -------------------       ----------------------
12/31/93                                                 100.0                        100.0                       100.0
12/31/94                                                  28.4                         97.8                        75.3
12/31/95                                                 116.4                        138.3                       138.0
12/31/96                                                 146.3                        170.0                       138.5
12/31/97                                                  67.2                        208.6                       143.0
12/31/98                                                  65.7                        293.2                       183.0

                              INDEPENDENT AUDITORS

     Ernst & Young LLP, independent auditors, audited the financial statements of the Company for the year ended December 31, 1998. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

     From January 1, 1998 to the present, there have been no transactions in which the amount involved exceeded $60,000 to which the Company or any of its subsidiaries was a party and in which any executive officer, director, 5% beneficial owner of the Company's Common Stock or member of the immediate family of any of the foregoing persons had or have a direct or indirect material interest, except certain transactions identified below.

     The Company has entered into an agreement dated as of January 26, 1996 with Edgar G. Engleman, pursuant to which Dr. Engleman shall receive a fee based on the Company's net sales of GL701 for the treatment of lupus. There have been no such sales to date nor are any anticipated in 1999.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Company at its principal office between March 18, 2000 and April 17, 2000 in order to be included in the Company's Proxy Statement and proxy card for the meeting.

                         COMPLIANCE UNDER SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                                                      APPENDIX A

                          GENELABS TECHNOLOGIES, INC.

                             1995 STOCK OPTION PLAN

                             Adopted April 14, 1995

     (As Amended May 30, 1996, September 17, 1997, February 6, 1998 and January 22, 1999)

     1. Purpose. This 1995 Stock Option Plan (this "Plan") is established as a compensatory plan to attract, retain and provide equity incentives to selected persons to promote the financial success of Genelabs Technologies, Inc., a California corporation (the "Company"). Capitalized terms not previously defined herein are defined in Section 17 of this Plan.

     2. Types of Options and Shares. Options granted under this Plan (the "Options") may be either (a) incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or
(b) non-qualified stock options ("NQSOs"), as designated at the time of grant. The shares of stock that may be purchased upon exercise of Options granted under this Plan (the "Shares") are shares of the Common Stock of the Company.

     3. Number of Shares. Shares of Common Stock remaining available for future grants of stock options under the Company's 1985 Employee Stock Option Plan (the "1985 Plan") and shares of Common Stock issuable upon exercise or currently outstanding pursuant to the 1985 Plan that expire or become unexercisable for any reason without having been exercised in full, will be available for issuance under the Plan, subject to adjustment as provided in this Plan. Upon adoption of the Plan by the Company's shareholders on June 2, 1995, the number of shares of Common Stock reserved for issuance under this Plan was 3,912,889, which was comprised of 5,000,000 shares available for issuance under the 1985 Plan less 1,087,111 shares issued under that plan. On May 30, 1996, the Company's shareholders approved an amendment to increase the aggregate number of shares that may be issued pursuant to options granted under this Plan to 4,912,889 shares. On January 22, 1999 the Company's Board approved an amendment to increase the aggregate number of shares that may be issued pursuant to options granted under this Plan to 6,912,889. At all times during the term of this Plan, the Company shall reserve and keep available such number of Shares as shall be required to satisfy the requirements of outstanding Options under this Plan.

     4. Eligibility. Options may be granted to employees, directors, consultants, officers, independent contractors and advisers (provided such consultants, independent contractors and advisers render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction) of the Company or any Parent, Subsidiary or Affiliate of the Company. ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or a Parent or Subsidiary of the Company. Non-Employee Directors shall only be eligible for grants of NQSOs pursuant to
Section 7. The Committee (as defined in Section 14) in its sole discretion shall select the recipients of Options ("Optionees"). An Optionee may be granted more than one Option under this Plan. No one Optionee shall be eligible to receive more than 500,000 Shares during any single calendar year during the term of this Plan pursuant to the grant of Options hereunder.

     5. Terms and Conditions of Options. For grants other than to Non-Employee Directors pursuant to Section 7, the Committee shall determine whether each Option is to be an ISO or an NQSO, the number of Shares subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

          (a) Form of Option Grant. Each Option granted under this Plan shall be evidenced by a written Stock Option Grant (the "Grant") in such form (which need not be the same for each Optionee) as the Committee shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of this Plan.

          (b) Date of Grant. The date of grant of an Option shall be the date on which the Committee makes the determination to grant such Option unless otherwise specified by the Committee. The Grant representing the Option will be delivered to Optionee with a copy of this Plan within a reasonable time after the granting of the Option.

          (c) Exercise Price. The exercise price of an Option shall be determined by the Committee on the date the Option is granted; provided that (i) the exercise price of an NQSO shall be not less than 85% of the Fair Market Value of the Shares on the date the Option is granted; (ii) the exercise price of an ISO shall be not less than 100% of the Fair Market Value of the Shares on the date the Option is granted; and (iii) the exercise price of any ISO granted to a person owning more than l0% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company ("Ten Percent Shareholder") shall not be less than 110% of the Fair Market Value of the Shares on the date the Option is granted.

          (d) Exercise Period. Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, and provided further that no ISO granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years from the date the Option is granted.

          (e) Limitations on ISOs. The aggregate Fair Market Value (determined as of the time an Option is granted) of stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000. If the Fair Market Value of Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in such year shall be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that year shall be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the effective date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.

          (f) Options Non-Transferable. Options granted under this Plan, and any interest therein, shall not be transferable or assignable by Optionee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of Optionee only by Optionee; provided, however, that NQSOs may be transferred to such family members, trusts and charitable institutions as the Committee, in its sole discretion, shall approve at the time of the grant of such Option.

          (g) Assumed Options. In the event the Company assumes an option granted by another company, the terms and conditions of such option shall remain unchanged (except the exercise price and the number and nature of shares issuable upon exercise, which will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new option rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price.

     6. Exercise of Options.

          (a) Notice. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Optionee), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding Optionee's investment intent and access to information, if any, as may be required by the Company to comply with applicable securities laws, together with payment in full of the exercise price for the number of Shares being purchased.

          (b) Payment. Payment for the Shares may be made in cash (by check) or, where approved by the Committee in its sole discretion at the time of grant and where permitted by law: (i) by cancellation of indebtedness of the Company to the Optionee; (ii) by surrender of shares of Common Stock of the Company having a Fair Market Value equal to the applicable exercise price of the Options, that have been owned by Optionee for more than six (6) months (and which have been paid for within the meaning of Securities and Exchange Commission ("SEC") Rule 144 and, if such Shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares), or were obtained by Optionee in the open public market; (iii) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; (iv) by waiver of compensation due or accrued to Optionee for services rendered; (v) provided that a public market for the Company's stock exists, through a "same day sale" commitment from Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; (vi) provided that a public market for the Company's stock exists, through a "margin" commitment from Optionee and an NASD Dealer whereby Optionee irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (vii) by any combination of the foregoing. Optionees who are not employees of the Company shall not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares.

          (c) Withholding Taxes. Prior to issuance of the Shares upon exercise of an Option, Optionee shall pay or make adequate provision for any federal or state withholding obligations of the Company, if applicable.

          (d) Limitations on Exercise. Notwithstanding the exercise periods set forth in the Grant, exercise of an Option shall always be subject to the following:

             (i) If Optionee ceases to be employed or retained by the Company or any Parent, Subsidiary or Affiliate of the Company for any reason except death or disability, Optionee may exercise such Optionee's ISOs or NQSOs to the extent (and only to the extent) that they would have been exercisable upon the date of termination, within three (3) months after the date of termination (or such shorter time period as may be specified in the Grant).

             (ii) If Optionee's employment or retention with the Company or any Parent, Subsidiary or Affiliate of the Company is terminated because of the death of Optionee or disability of Optionee within the meaning of
        Section 22(e)(3) of the Code, Optionee's ISOs or NQSOs may be exercised to the extent (and only to the extent) that they would have been exercisable by Optionee on the date of termination, by Optionee (or Optionee's legal representative) within twelve (12) months after the date of termination (or such shorter time period as may be specified in the Grant), but in any event no later than the expiration date of the ISOs.

             (iii) The Committee shall have discretion to determine whether Optionee has ceased to be employed or retained by the Company or any Parent, Subsidiary or Affiliate of the Company and the effective date on which such employment terminated.

             (iv) In the case of an Optionee who is a director, consultant, independent contractor or adviser, the Committee will have the discretion to determine whether Optionee is employed or retained by the Company or any Parent, Subsidiary or Affiliate of the Company pursuant to the foregoing Sections.

             (v) The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Optionee from exercising the full number of Shares as to which the Option is then exercisable.

             (vi) An Option shall not be exercisable unless such exercise is in compliance with the Securities Act of 1933, as amended (the "Securities Act"), all applicable state securities laws and the requirements of any stock exchange or national market system upon which the Shares may then be listed, as they are in effect on the date of exercise. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or national market system, and the Company shall have no liability for any inability or failure to do so.

     7. Option Grants for Non-Employee Directors

          (a) Eligibility and Award Formula. Options may be granted only to such Non-Employee Directors of the Company or any Parent, Subsidiary or Affiliate of the Company as the Committee shall select from time to time in its sole discretion. Directors may be granted more than one option under the Plan. Each director, upon his or her first election to the Board, will be granted an option to purchase 20,000 shares of the Company's Common Stock. At the Company's Annual Meeting of Shareholders following the second anniversary of his or her election to the Board, and at each subsequent Annual Meeting of Shareholders, each director will be granted an additional option to purchase 10,000 shares.

          (b) Terms and Conditions of Options. The Committee shall determine the exercise price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

             (i) Date of Grant. The date of grant of an Option shall be the dates described in Section 7(a) above. The Grant representing the Option will be delivered to the Optionee within a reasonable time after the granting of the Option.

             (ii) Exercise Price. The exercise price of an Option shall be not less than the Fair Market Value of the Shares at the time that the Option is granted.

             (iii) Exercise Period. Options shall be exercisable as to 50% of the Shares on the first anniversary of the date of grant and the remaining 50% on the second anniversary thereof; provided however, that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

             (iv) Limitation on Exercise. If the Optionee ceases to be a director for any reason except death or disability, Optionee may exercise his or her options to the extent (and only to the extent) that they would have been exercisable upon the date of termination, within six (6) months after the date of termination. If the Optionee ceases to be a director because of death or disability, Optionee (or Optionee's legal representative) may exercise his or her options to the extent (and only to the extent) that they would have been exercisable upon the date of termination, within twelve (12) months after the date of termination.

     8. Modification, Extension and Renewal of Options. The Committee shall have the power to modify, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of Optionee, impair any rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code. The Committee shall have the power to reduce the exercise price of outstanding Options without the consent of Optionees by a written notice to the Optionees affected; provided, however, that the exercise price per Share may not be reduced below the minimum exercise price that would be permitted under
Section 5(c) of this Plan for Options granted on the date the action is taken to reduce the exercise price.

     9. Privileges of Stock Ownership. No Optionee shall have any of the rights of a shareholder with respect to any Shares subject to an Option until such Option is properly exercised. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date, except as provided in this Plan. Upon written request, the Company shall provide to each Optionee a copy of the annual financial statements of the Company at such time after the close of each fiscal year of the Company as such statements are released by the Company to its common shareholders generally.

     10. No Obligation to Employ. Nothing in this Plan or any Option granted under this Plan shall confer on any Optionee any right to continue in the employ of, as a director of, or other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Optionee's employment or other relationship at any time, with or without cause.

     11. Adjustment of Option Shares. In the event that the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, or if a substantial portion of the assets of the Company are distributed, without consideration in a spin-off or similar transaction, to the shareholders of the Company, the number of Shares available under this Plan and the number of Shares subject to outstanding Options and the exercise price per Share of such Options shall be proportionately adjusted, subject to any required action by the Board of Directors (the "Board") or shareholders of the Company and compliance with applicable securities laws; provided, however, that a fractional share shall not be issued upon exercise of any Option and any fractions of a Share that would have resulted shall either be cashed out at Fair Market Value or the number of Shares issuable under the Option shall be rounded up to the nearest whole number, as determined by the Committee; and provided further that the exercise price may not be decreased to below the par value, if any, for the Shares.

     12. Assumption of Options by Successors. In the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, a transaction in which 100% of the then-outstanding voting stock is sold or otherwise transferred or the sale of substantially all of the assets of the Company any or all outstanding Options shall, notwithstanding any contrary terms of the Grant, accelerate and become exercisable in full at least 10 days prior to (and shall expire on) the consummation of such dissolution, liquidation, merger or sale of assets on such conditions as the Committee shall determine unless the successor corporation assume the outstanding options or substitutes substantially equivalent options. The aggregate Fair Market Value of ISOs which first become exercisable in the year of such dissolution, liquidation, merger or sale of assets cannot exceed $100,000. Any remaining accelerated options shall be treated as NQSOs.

     13. Adoption and Shareholder Approval. This Plan shall become effective on the date that it is adopted by the Board of the Company. This Plan shall be approved by the shareholders of the Company, in any manner permitted by applicable corporate law, within twelve months before or after the date this Plan is adopted by the Board. Upon the effective date of the Plan, the Board may grant Options pursuant to this Plan; provided that, in the event that shareholder approval is not obtained within the time period provided herein, all Options granted hereunder shall terminate. No Option that is issued as a result of any increase in the number of shares authorized to be issued under this Plan shall be exercised prior to the time such increase has been approved by the shareholders of the Company and all such Options granted pursuant to such increase shall similarly terminate if such Shareholder approval is not obtained.

     14. Administration. This Plan may be administered by the Board or a committee appointed by the Board (the "Committee"). As used in this Plan, references to the "Committee" shall mean either such Committee or the Board if no Committee has been established. If the Company is registered under the Exchange Act and two or more members of the Board are Non-Employee Directors, the Committee shall be comprised of at least two members of the Board, all of whom are Non-Employee Directors. The interpretation by the Committee of any of the provisions of this Plan or any Option granted under this Plan shall be final and binding upon the Company and all persons having an interest in any Option or any Shares purchased pursuant to an Option. The Committee may delegate to officers of the Company the authority to grant Options under this Plan to Optionees who are not officers or directors of the Company whose transactions in the Company's Common Stock are subject to Section 16(b) of the Exchange Act.

     15. Term of Plan. Options may be granted pursuant to this Plan from time to time within a period of ten (10) years from the date on which this Plan is adopted by the Board.

     16. Amendment or Termination of Plan. The Committee may at any time terminate or amend this Plan in any respect including (but not limited to) amendment of any form of grant, exercise agreement or instrument to be executed pursuant to this Plan; provided, however, that the Committee shall not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans or pursuant to the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder.

     17. Certain Definitions. As used in this Plan, the following terms shall have the following meanings:

          (a) "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (b) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (c) "Affiliate" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

          (d) "Fair Market Value" shall mean the fair market value of the Shares as determined by the Committee from time to time in good faith. If a public market exists for the Shares, the Fair Market Value shall be the average of the last reported bid and asked prices for common stock of the Company on the last trading day prior to the date of determination, or in the event the common stock of the Company is listed on the Nasdaq National Market, the Fair Market Value shall be the average of the high and low prices of the common stock on the option grant date as quoted on the Nasdaq National Market and reported in the Wall Street Journal.

          (e) "Non-Employee Director" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

                                                                      APPENDIX B

                          GENELABS TECHNOLOGIES, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

             (ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 24, 1991)
               AS AMENDED FEBRUARY 11, 1994, SEPTEMBER 20, 1995,
             JANUARY 26, 1996, MAY 22, 1997, AND FEBRUARY 25, 1999

1. Establishment of Plan

     Genelabs Technologies, Inc. (the "Company") proposes to grant options for purchase of the Company's Common Stock (an "Offering") to eligible employees of the Company and its Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this "Plan"). For purposes of this Plan, "Parent Corporation" and "Subsidiary" (collectively, "Subsidiaries") shall have the same meanings as "parent corporation" and "subsidiary corporation" in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends the Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments to or replacements of such Section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 1,500,000 shares of the Company's Common Stock are reserved for issuance under the Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of the Plan.

2. PURPOSE

     The purpose of the Plan is to provide employees of the Company and Subsidiaries designated by the Board of Directors of the Company (the "Board") as eligible to participate in the Plan with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Subsidiaries, and to provide an incentive for continued employment.

3. ADMINISTRATION

     This plan may be administered by the Board or a committee appointed by the Board (the "Committee"). If, at the time the Company registers under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a majority of the Board is not comprised of Disinterested Persons as defined in Rule 16b-3(d) promulgated under the Exchange Act, the Board shall appoint a committee consisting of not less than three (3) persons (who need not be members of the Board), each of whom is a Disinterested Person. As used in this Plan, references to the "Committee" shall mean either such committee or the Board if no committee has been established. After registration of the Company under the Exchange Act, Board members who are not Disinterested Persons may not vote on any matters affecting the administration of this Plan, but any such member may be counted for determining the existence of a quorum at any meeting of the Board. Subject to the provisions of the Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of the Plan shall be determined by the Board and its decisions shall be final and binding upon all participants. Members of the Board shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4. ELIGIBILITY

     Any employee of the Company or the Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under the Plan except the following:

          (a) employees who are not employed by the Company or Subsidiaries on the fifteenth (15th) day of the month before the beginning of such Offering Period;

          (b) employees who are customarily employed for less than 20 hours per week;

          (c) employees who are customarily employed for less than 5 months in a calendar year;

          (d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock or who, as a result of being granted an option under the Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

5. OFFERING DATES

     The Offering Periods of the Plan (the "Offering Period") shall be of twenty-four (24) months duration commencing on January 2 and July 2 of each year and ending on July 1 and January 1 of each year. Each Offering Period shall consist of four (4) six-month purchase periods (individually, a "Purchase Period") during which payroll deductions of the participants are accumulated under the Plan. The first business day of each Offering Period is referred to as the "Offering Date". The last business day of each Offering Period is referred to as the "Purchase Date". Notwithstanding the foregoing, if the fair market value of the Company's Common Stock on any Purchase Date is less than it was on an Offering Date, then the Offering Period (s) for such Offering Date(s) shall immediately terminate and a new Offering Period shall commence for those employees participating in such terminated Offerings (See also Section 11(c) below). The Board shall have the power to change the duration of Offering Periods or Purchase Periods with respect to offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected.

6. PARTICIPATION IN THE PLAN

     Eligible employees may become participants in an Offering Period under the Plan upon the commencement of the next Purchase Period after satisfying the eligibility requirements by delivering a subscription agreement to the Company's or Subsidiary's (whichever employs such employee) Treasury Department (the "Treasury Department") not later than the 15th day of the month before such Purchase Period begins unless a later time for filing the subscription agreement authorizing payroll deductions is set by the Board for all eligible employees with respect to a given Purchase Period. An eligible employee who does not deliver a subscription agreement to the Treasury Department by such date after becoming eligible to participate in such Purchase Period shall not participate in that Purchase Period or any subsequent Purchase Period unless such employee enrolls in the Plan by filing a subscription agreement with the Treasury Department not later than the 15th day of the month preceding the beginning of a subsequent Purchase Period. Once an employee becomes a participant in a Purchase Period, such employee will automatically participate in the next Purchase Period unless the employee withdraws from the Plan or terminates further participation in the Purchase Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in the Plan.

7. GRANT OF OPTION ON ENROLLMENT

     Enrollment by an eligible employee in the Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by dividing the amount accumulated in such employee's payroll deduction account during such Purchase Period by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Offering Date (the

"Entry Price") or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Purchase Date; provided, however, that the number of shares of the Company's Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (a) the maximum number of shares set by the Board pursuant to Section 10(c) below with respect to the applicable Purchase Period, or (b) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Period. Fair market value of a share of the Company's Common Stock shall be determined as provided in Section 8 hereof.

8. PURCHASE PRICE

     The purchase price per share at which a share of Common Stock will be sold during any Offering Period shall be 85 percent of the lesser of:

          (a) The fair market value on the Offering Date; or

          (b) The fair market value on the Purchase Date.

     For purposes of the Plan, the term "fair market value" on a given date shall mean the closing price from the previous day's trading of a share of the Company's Common Stock as reported on The Nasdaq National Market.

9. PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES

          (a) The purchase price of the shares is accumulated by regular payroll deductions made during each Purchase Period. The deductions are made as a percentage of the participant's compensation in one percent increments not less than 2 percent nor greater than 10 percent, not to exceed $25,000 per year or such other limit set by the Committee. Compensation shall mean all W-2 compensation, including, but not limited to base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions; provided, however, that for purposes of determining a participant's compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Purchase Period unless sooner altered or terminated as provided in the Plan.

          (b) A participant may lower (but not increase) the rate of payroll deductions during a Purchase Period by filing with the Treasury Department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than 15 days after the Treasury Department's receipt of the authorization and shall continue for the remainder of the Purchase Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during a Purchase Period, but not more than one change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Purchase Period by filing with the Treasury Department a new authorization for payroll deductions not later than the 15th day of the month before the beginning of such Purchase Period. An increase or decrease in your payroll deduction does not start a new Offering Period.

          (c) All payroll deductions made for a participant are credited to his or her account under the Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purposes, and the Company shall not be obligated to segregate such payroll deductions.

          (d) On each Purchase Date, so long as the Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Purchase Period under the Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant's account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Purchase Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of the Plan. Any cash remaining in a participant's account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however, that any amount remaining in such participant's account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, into the next Purchase Period. In the event that the Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in the Plan has terminated prior to such Purchase Date.

          (e) As promptly as practicable after the Purchase Date, the Company shall arrange the delivery to each participant of a certificate representing the shares purchased upon exercise of his option; provided that the Board may deliver certificates to a broker or brokers that hold such certificate in a street name for the benefit of each such participant.

          (f) During a participant's lifetime, such participant's option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised. Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

10. LIMITATIONS ON SHARES TO BE PURCHASED

          (a) No employee shall be entitled to purchase stock under the Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in the Plan.

          (b) No more than 200% of the number of shares determined by using 85% of the fair market value of a share of the Company's Common Stock on the Offering Date as the denominator may be purchased by a participant on any single Purchase Date.

          (c) No employee shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty days prior to the commencement of any Purchase Period, the Board may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the "Maximum Share Amount"). In no event shall the Maximum Share Amount exceed the amounts permitted under Section 10(b) above. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount not less than fifteen days prior to the commencement of the next Purchase Period. Once the Maximum Share Amount is set, it shall continue to apply with respect to all succeeding Purchase Dates and Purchase Periods unless revised by the Board as set forth above.

          (d) If the number of shares to be purchased on a Purchase Date by all employees participating in the Plan exceeds the number of shares then available for issuance under the Plan, the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Board shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's option to each participant affected thereby.

          (e) Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the Purchase Period, without interest.

11. WITHDRAWAL

          (a) Each participant may withdraw from a Purchase Period under the Plan by signing and delivering to the Treasury Department notice on a form provided for such purpose. Such withdrawal may be elected at any time at least 15 days prior to the end of a Purchase Period.

          (b) Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in the Plan shall terminate. In the event a participant voluntarily elects to withdraw from the Plan, he or she may not resume his or her participation in the Plan during the same Purchase Period, but he or she may participate in any Purchase Period under the Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in the Plan.

          (c) For an Offering Period in which a participant is enrolled, if the fair market value of the Company's Common Stock on the Purchase Date is less than it was on the Offering Date, the Company will automatically enroll such participant in the subsequent Offering Period. A participant does not need to file any forms with the Company to automatically be enrolled in the subsequent Offering Period.

12. TERMINATION OF EMPLOYMENT

     Termination of a participant's employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee, immediately terminates his or her participation in the Plan. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. RETURN OF PAYROLL DEDUCTIONS

     In the event a participant's interest in the Plan is terminated by withdrawal, termination of employment or otherwise, or in the event the Plan is terminated by the Board, the Company shall promptly deliver to the participant all payroll deductions credited to his account. No interest shall accrue on the payroll deductions of a participant in the Plan.

14. CAPITAL CHANGES

     Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

     In the event of the proposed dissolution or liquidation of the Company, the Purchase Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that the options under the Plan shall terminate as of a date fixed by the Board and give each participant the right to exercise his or her option as to all of the optioned stock, including shares which would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all of the optioned stock. If the Board makes an option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the participant that the option shall be fully exercisable for a period of twenty (20) days from the date of such notice, and the option will terminate upon the expiration of such period.

     The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

15. NONASSIGNABILITY

     Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16. REPORTS

     Individual accounts will be maintained for each participant in the Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period.

17. NOTICE OF DISPOSITION

     Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Purchase Period pursuant to this Plan if such disposition occurs within two years from the Offering Date or within one year from the Purchase Date on which such shares were purchased (the "Notice Period"). Unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to the Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. NO RIGHTS TO CONTINUED EMPLOYMENT

     Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary, or restrict the right of the Company or any Subsidiary to terminate such employee's employment.

19. EQUAL RIGHTS AND PRIVILEGES

     All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with
Section 423 or any successor provision of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in the Plan.

20. NOTICES

     All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. SHAREHOLDER APPROVAL OF AMENDMENTS

     Any required approval by the shareholders of the Company shall be solicited substantially in accordance with Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder. Such approval of an amendment shall be solicited at or prior to the first annual meeting of shareholders held subsequent to the grant of an option under the Plan to an employee of the Company. If such shareholder approval is obtained at a duly held shareholders' meeting, it must be obtained by a majority of all of the outstanding shares of the Company, or if such shareholder approval is obtained by written consent, it must be obtained by a majority of all shareholders of the Company; provided, however, that approval at a meeting or by written consent may be obtained by a lesser degree of shareholder approval if the Board determines, in its discretion after consultation with the Company's legal counsel, that such lesser degree of shareholder approval will comply with all applicable laws and will not adversely affect the qualification of the Plan under Section 423 of the Code or Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3").

22. DESIGNATION OF BENEFICIARY

          (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of a Purchase Period but prior to delivery to him or her of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to a Purchase Date.

          (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES

     Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. APPLICABLE LAW

     The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

25. AMENDMENT OR TERMINATION OF THE PLAN

     This Plan shall be effective July 1, 1991, subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board and the Plan shall continue until the earlier to occur of termination by the Board, issuance of all of the shares of Common Stock reserved for issuance under the Plan, or ten (10) years from the adoption of the Plan by the Board. No purchase of shares pursuant to the Plan shall occur prior to such shareholder approval. The Board may at any time amend or terminate the Plan, except that any such termination cannot affect options previously granted under the Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the shareholders of the Company obtained in accordance with Section 21 hereof within 12 months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

          (a) increase the number of shares that may be issued under the Plan;

          (b) change the designation of the employees (or class of employees) eligible for participation in the Plan; or

          (c) constitute an amendment for which shareholder approval is required in order to comply with Rule 16b-3 (or any successor rule) of the Exchange Act.

PROXY

                          GENELABS TECHNOLOGIES, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 16, 1999


The undersigned hereby appoints Irene A. Chow and James A.D. Smith, and each of them, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Genelabs Technologies, Inc. (the "Company") to be held at the Company's principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063 on June 16, 1999, at 10:00 a.m. P.D.T., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                              FOLD AND DETACH HERE

                                                                      WITHHELD
1.  ELECTION OF DIRECTORS                                      FOR     FOR ALL
    Irene A. Chow         Frank L. Douglas   Alan Y. Kwan      [ ]       [ ]
    J. Richard Crout      Arthur Gray, Jr.   James A.D. Smith
    Thomas E. Dewey, Jr.  H.H. Haight        Nina K. Wang
    Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

    ----------------------------------------------------
                                                            FOR  AGAINST ABSTAIN
2.  APPROVAL OF AMENDMENTS TO THE 1995 STOCK OPTION PLAN.   [ ]    [ ]     [ ]

                                                            FOR  AGAINST ABSTAIN
3.  APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK          [ ]    [ ]     [ ]
    PURCHASE PLAN.

I PLAN TO ATTEND THE MEETING.                               [ ]

The Board of Directors recommends a vote FOR all nominees for election and FOR Proposal 2 and 3.
THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY'S NOMINEES FOR ELECTION AND FOR PROPOSAL 2 AND 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.


Signature(s)                                                Date
            -----------------------------------------------     ----------------
Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be exactly by the president or vice president and the secretary or assistant secretary. Executors, administrators, or other fiduciaries who exercise the above proxy for a decreased shareholder should give their full title. Please date the proxy.